P09000085955

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

Note: Please print this page and use it as a cover sheet. Type the fax audit number (shown below) on the top and bottom of all pages of the document.

(((H14000085084 3)))

H140000850843ABC7

Note: DO NOT hit the REFRESH/RELOAD button on your browser from this page. Doing so will generate another cover sheet.

To:

Division of Corporations
Fax Number : (850)617-6380

From:

Account Name : VCORP SERVICES, LLC
Account Number : I20080000067
Phone : (845)425-0077
Fax Number : (845)818-3588

Enter the email address for this business entity to be used for future annual report mailings. Enter only one email address please.

Email Address: ______________________________

COR AMND/RESTATE/CORRECT OR O/D RESIGN
NUVEL HOLDINGS, INC.

Certificate of Status	0
Certified Copy	0
Page Count	13
Estimated Charge	$35.00

RECEIVED 14 MAY -2 PM 12:36

FILED 14 MAY -2 PM 11:47 SECRETARY OF STATE

T. LEMIEUX MAY 05 2015

Electronic Filing Menu Corporate Filing Menu Help

COVER LETTER

TO: Amendment Section
Division of Corporations

NAME OF CORPORATION: Nuvel Holdings, Inc.

DOCUMENT NUMBER: P09000085955

The enclosed *Articles of Amendment* and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Stephanie Lin
Name of Contact Person

Ofsink, LLC
Firm/ Company

230 Park Avenue, Suite 851
Address

New York, NY 10169
City/ State and Zip Code

slin@golawintl.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

____________________ at (______) ____________________
Name of Contact Person — Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

- ☐ $35 Filing Fee
- ☐ $43.75 Filing Fee & Certificate of Status
- ☒ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)
- ☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address
Amendment Section
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Street Address
Amendment Section
Division of Corporations
Clifton Building
2661 Executive Center Circle
Tallahassee, FL 32301

Articles of Amendment
to
Articles of Incorporation
of

Nuvel Holdings, Inc.

(Name of Corporation as currently filed with the Florida Dept. of State)

P09000085955

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this *Florida Profit Corporation* adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

N/A

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

20 S. Santa Cruz Ave., Suite 300
Los Gatos, CA 95030

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

20 S. Santa Cruz Ave., Suite 300
Los Gatos, CA 95030

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent N/A

____
(Florida street address)

New Registered Office Address: _______________________, Florida_________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

14 MAY -2 PM 11:47
FILED
SECRETARY OF STATE

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:
(Attach additional sheets, if necessary)
Please note the officer/director title by the first letter of the office title:
P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.
Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ☐ Change ☐ Add ☑ Remove	D	Charles Resnick	315 University Avenue Los Gatos, CA 95030
2) ☐ Change ☐ Add ☐ Remove			
3) ☐ Change ☐ Add ☐ Remove			
4) ☐ Change ☐ Add ☐ Remove			
5) ☐ Change ☐ Add ☐ Remove			
6) ☐ Change ☐ Add ☐ Remove			

E. **If amending or adding additional Articles, enter change(s) here:**
(Attach *additional sheets, if necessary*). *(Be specific)*

N/A

F. **If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:**
(*If not applicable, indicate N/A*)

See attached

DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES D PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

The Articles of Incorporation of NUVEL HOLDINGS, INC., a Florida corporation (the "Company"), provide that the Company is authorized to issue 15,000,000 shares of preferred stock with a par value of $.001 per share. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation and Section 607.0602 of the Florida Statutes, the Board of Directors has adopted resolutions establishing a series of the authorized preferred stock of the Company with par value of $.001 per share. which series shall be designated as "Series D Preferred Stock" and which will consist of 2,000,000 shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1. Definitions. For the purposes hereof, the following definitions shall apply:

1.1 "Board" means the Board of Directors of the Company.

1.2 "Certificate" means this Certificate of Designations, Preferences and Rights of Series D Preferred Stock.

1.3 "Common Stock" means the Company's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

1.4 "Company" means Nuvel Holdings, Inc., a Florida corporation.

1.5 "Conversion Rate" shall mean 1.00.

1.6 "Original Issue Date" means the date on which the first share of Series D Preferred is issued by the Company.

1.7 "Securities Act" means the *Securities* Act of *1933*, as amended.

1.8 "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

1.9 "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the NYSE Euronext.

1.10 "VWAP" shall mean the volume weighted average price of the Common Stock during any trading day as reported by or based on information provided by Bloomberg LP or other reputable reporting service reasonably acceptable to the Company.

2. Dividends and Distributions. The holders of the Series D Preferred Stock shall not be entitled to dividends, except that in the event that a dividend is declared on the Company's Common Stock, the holders of the Series D Preferred Stock shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

3. No Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock shall not be entitled to a liquidation preference over the holders of the Common Stock but the holders of the Series D Preferred shall share pro rata with the holders of Common Stock, as if all then outstanding shares of Series D Preferred Stock were converted into Common Stock, in any assets of the Company available therefor after the payment of all sums to which the holders of other classes of outstanding Preferred Stock are entitled.

4. Voting Rights.

4.1 Common Stock. Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Common Stock shall be entitled to one (1) vote for each whole share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

4.2 Series D Preferred. Each holder of shares of Series D Preferred shall be entitled to one (1) vote for each whole share of Common Stock into which such shares of Series D Preferred could be converted pursuant to the provisions of Section 5 and subject to the Ownership Limitation as provided in Section 5.1 on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of the stockholders is solicited.

4.3 General. Subject to the other provisions of this Certificate, each holder of Series D Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise provided in this Certificate and applicable law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5. Conversion.

5.1 Optional Conversion.

(a) Requirements. At the option of the holder thereof, the outstanding shares of Series D Preferred shall be convertible into shares of fully-paid and non-assessable Common Stock at

the Conversion Rate; provided, however, that in no event shall the holder be entitled to convert the Series D Preferred in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series D Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the Series D Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (the "Ownership Limitation"). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the holder upon, at the election of the holder, not less than 61 days' prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

(b) Procedures. Each holder of shares who elects to convert such shares pursuant to Section 5.1(a) above shall surrender its certificate(s) for such shares, duly endorsed, at the office of the Company, and shall give written notice to the Company at that office that the holder elects to convert the same and shall state therein the number of shares of Series D Preferred being converted in the form of Annex A (a "Notice of Conversion"). Upon receipt of a Notice of Conversion, the Company shall promptly issue and deliver at that office to the holder a certificate(s) for the number of shares of Common Stock which the holder is entitled to receive upon the conversion and the Warrant. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate(s) representing the shares of Series D Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder of the shares of Common Stock on that date.

5.3 Restrictive Legend. Certificates evidencing shares of Common Stock issued upon conversion shall be issued with a restrictive legend indicating that such securities were issued in a transaction which is exempt from registration under the Securities Act, and that they cannot be transferred unless (i) they have been registered under the Securities Act, (ii) an exemption from registration is available in the opinion of counsel to the Company or (iii) there is submitted to the Company such other evidence as may be satisfactory to the Company to the effect that any such transfer shall be in compliance with the Securities Act and applicable state securities law.

6. Adjustments.

6.1 Adjustments for Subdivisions, Combinations or Consolidations of Common Stock. If at any time or from time to time the outstanding shares of Common Stock shall be (i) subdivided by stock split, stock dividend or otherwise into a greater number of shares, or (ii) combined or consolidated, by reclassification or otherwise, into a lesser number of shares, then the Conversion Rate shall simultaneously be proportionately increased or decreased, as the case may

be, such that the holders of the Series D Preferred shall thereafter receive upon conversion thereof, the number of shares of Common Stock, they would have received had their Series D Preferred been converted into such shares immediately prior to the taking of the actions described in subsections (i) and (ii) of this Section 6.1.

6.2 Adjustments for Stock Dividends and Other Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Section 2, then, in each such event, provision shall be made so that the holders of the Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series D Preferred been converted into Common Stock on the date for determining the holders of Common Stock entitled to receive the dividend or distribution.

6.3 Adjustment for Merger, Sale, Reclassification, Exchange and Substitution.

(a) In case the Company after the Original Issue Date shall do any of the following (each, a "Triggering Event"): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its capital stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Rate and the number of shares of Common Stock into which the Series D Preferred is convertible so that, upon the basis and the terms and in the manner provided in this Certificate, the holder of Series D Preferred shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Series D Preferred has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Rate in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such conversion prior to such Triggering Event, the securities, cash and property to which such holder would have been entitled upon the consummation of such Triggering Event if such holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 6. Immediately upon the occurrence of a Triggering Event, the Company shall notify the holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Rate.

(b) The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Series D Preferred as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of Series D Preferred, (A) the obligations of the Company under the Series D

Preferred (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under the Series D Preferred) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (a).

(c) Except as provided in Section 3, upon any liquidation, dissolution or winding up of the Company, if at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series D Preferred is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each holder of Series D Preferred shall have the right thereafter to have the Series D Preferred converted into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of Series D Preferred could have been converted immediately prior to the recapitalization, reclassification or change.

6.4 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Rate for Series D Preferred, the Company, at its expense, shall compute the adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing the adjustment or readjustment, and shall mail the certificate, by first class mail, postage prepaid, to each affected registered holder of the Series D Preferred at the holder's address as shown on the Company's books.

7. Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred, and the number of shares of Common Stock, as applicable to be issued shall be rounded up to the nearest whole share.

8. Status of Converted Stock. Upon the conversion or extinguishment of the Series D Preferred, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

9. Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series D Preferred, such number of shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred.

10. Notices. Any notice required by the provisions of this Certificate to be given to the holders of shares of the Series D Preferred shall be deemed given upon the earlier of actual receipt thereof or deposit thereof in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of that holder appearing on the books of the Company.

11. Restrictions and Limitations. In addition to any vote required by law, the Company shall

not, without the approval, by vote or written consent, of the holders holding a majority of the outstanding shares of Series D Preferred voting together as a single class:

(a) Amend this Certificate or otherwise alter or change the rights, preferences or privileges of the Series D Preferred so as to materially and adversely affect the same;

(b) Increase or decrease (other than by redemption or conversion) the authorized number of shares of Series D Preferred.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 8th day of April, 2014.

Name: Jay Elliot
Title: Chairman

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES D PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below, into shares of common stock, par value $.001 per share (the "Common Stock"), of Nuvel Holdings, Inc., a Florida corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ______________________

Number of shares of Common Stock owned prior to Conversion: ______________

Number of shares of Series D Preferred Stock to be Converted: ______________

Number of shares of Common Stock to be Issued: ______________

Certificate Number of Series D Preferred Stock attached hereto: ______________

Number of Shares of Series D Preferred Stock represented by attached certificate: ________

Number of shares of Series D Preferred Stock subsequent to Conversion:

____

[HOLDER]

By: ______________________

Name: _______

Title: _______

The date of each amendment(s) adoption: ________________________________, if other than the date this document was signed.

Effective date if applicable: ________________________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☒ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ________________________________."
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated 4/8/2014

Signature [signature]
(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

JAY ELLIOT
(Typed or printed name of person signing)

CHAIRMAN CEO
(Title of person signing)